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                                                                  Exhibit 12


              AMERICAN GENERAL FINANCE, INC. AND SUBSIDIARIES
             Computation of Ratio of Earnings to Fixed Charges
                                (Unaudited)



                                                         Six Months Ended
                                                             June 30,
                                                        2002          2001
                                                      (dollars in thousands)

Earnings:
  Income before provision for income
    taxes                                             $241,546      $211,298
  Interest expense                                     275,820       333,765
  Implicit interest in rents                             8,449         8,311

Total earnings                                        $525,815      $553,374


Fixed charges:
  Interest expense                                    $275,820      $333,765
  Implicit interest in rents                             8,449         8,311

Total fixed charges                                   $284,269      $342,076


Ratio of earnings to fixed charges                        1.85          1.62